Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PRAECIS PHARMACEUTICALS INCORPORATED

Mary Beth DeLena hereby certifies that:

1.             She is the duly elected and acting Secretary of PRAECIS PHARMACEUTICALS INCORPORATED, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2.             Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each five (5) shares of the Corporation’s common stock, par value $.01 per share (“Common Stock), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one (1) share of fully paid and nonassessable Common Stock, subject to the treatment of fractional share interests set forth below.  No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest.  A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the twenty (20) consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3.             This Certificate of Amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation on this 1st day of November, 2005.

/s/ Mary Beth DeLena
Mary Beth DeLena, Secretary